VIEMED HEALTHCARE ANNOUNCES VOTING RESULTS
FROM ITS ANNUAL GENERAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana (June 9, 2022) Viemed Healthcare, Inc. (the “Company” or “Viemed”) (NASDAQ:VMD and TSX:VMD.TO), a home medical equipment supplier and the nation’s largest independent provider of ventilation that provides post-acute respiratory care services, today announced the voting results from its annual general meeting of shareholders held on June 9, 2022 (the “Meeting”) in Lafayette, Louisiana. The total number of shares represented in person or by proxy at the Meeting was 25,092,560, representing 63.86% of the total issued and outstanding shares in the capital of the Company.

Election of Directors

The eight candidates nominated for election to the Company’s Board of Directors (the “Board”) and listed in the Company’s management information and proxy circular dated April 29, 2022 (the “Circular”), were elected by at least a majority of the shareholders present in person or represented by proxy at the Meeting. The voting results are as follows:

Name	Votes For	% For	Votes Withheld	% Withheld
Casey Hoyt	22,347,069	96.61%	783,691	3.39%
W. Todd Zehnder	22,276,980	96.31%	853,780	3.69%
William Frazier	22,327,086	96.53%	803,674	3.47%
Randy Dobbs	22,746,517	98.34%	384,243	1.66%
Nitin Kaushal	13,939,694	60.26%	9,191,066	39.74%
Timothy Smokoff	21,990,301	95.07%	1,140,459	4.93%
Bruce Greenstein	21,499,058	92.95%	1,631,702	7.05%
Sabrina Heltz	22,237,707	97.23%	893,053	3.86%

Appointment of Auditors

The Company’s shareholders have approved the appointment of Ernst & Young LLP as the auditor of the Company for the fiscal year ended December 31, 2022 and authorized the Board to fix the auditor’s remuneration.

ABOUT VIEMED HEALTHCARE, INC.

Viemed is a provider of in-home medical equipment and post-acute respiratory healthcare services in the United States. Viemed’s service offerings are focused on effective in-home treatment with clinical practitioners providing therapy and counseling to patients in their homes using cutting edge technology. Visit our website at www.viemed.com.

For further information, please contact:

Glen Akselrod
Bristol Capital
905-326-1888
glen@bristolir.com

Todd Zehnder
Chief Operating Officer
Viemed Healthcare, Inc.
337-504-3802
investorinfo@viemed.com